Exhibit 23(a)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-78617, 33-54415, 33-58371, 33-60427, 333-44127, 333-118061, 333-166709, 333-174704, 333-174707, 333-204618, 333-212783, 333-229841, 333-237951, 333-256558, and 333-279103 on Form S-8 and Registration Statement Nos. 333-277137 and 333-277138 on Form S-3 of our reports dated February 19, 2025, relating to the consolidated financial statements and consolidated financial statement schedule of The Southern Company and Subsidiary Companies, and the effectiveness of The Southern Company and Subsidiary Companies' internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Southern Company for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
February 19, 2025